GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3751
Dated April 9, 2002	Dated May 13, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: May 13, 2002

Settlement Date (Original Issue Date): May 23, 2002

Maturity Date: May 23, 2005

Principal Amount (in Specified Currency): US$ 160,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.1750%

Net Proceeds to Issuer: US$ 159,720,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 16 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3751
Dated May 13, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on May 23, August 23, November 23 and February 23, commencing August 23, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR plus 16 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GYR9

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 3751
Dated May 13, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

General.

At March 30, 2002 the Company had outstanding indebtedness totaling $231.585 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 30, 2002 excluding subordinated notes payable after one year was equal to $230.700 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 30, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.43

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.1750% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.